Exhibit 99.1

Hi-Tech Pharmacal Reports Results for the Third Fiscal Quarter Ended January 31, 2010

AMITYVILLE, N.Y. - March 11, 2010 - Hi-Tech Pharmacal Co., Inc. (NASDAQ:  HITK) today reported results for the quarter ended January 31, 2010.

For the three months ended January 31, 2010, the Company reported net sales of $38.8 million, an increase of 32% from $29.4 million for the same period last year.

During the quarter ended January 31, 2010, net sales of generic pharmaceutical products, which include contract manufacturing were $30.4 million, an increase of 24% compared to $24.5 million for the same fiscal 2009 period. Hydrocortisone with Acetic Acid, a generic version of VoSol® HC otic solution indicated for swimmer’s ear which was launched in June 2009, contributed to the increase and helped offset the discontinuation of several unapproved cough and cold products sold in the same period last year. Sales increases of Sulfamethoxazole with Trimethoprim and Promethazine products showed large increases from the prior year. Sales of Dorzolamide with Timolol ophthalmic solution, launched in the previous year, totaled $5.7 million.

Net sales for Midlothian Laboratories for the three months ended January 31, 2010 were $1.1 million, a decrease of $1.2 million or 54%, compared to net sales of $2.3 million for the three months ended January 31, 2009. The decrease was due primarily to the discontinuation of unapproved cough and cold products and a product divestiture for which the Company receives royalty income.

ECR Pharmaceuticals, acquired in February, 2009, contributed $4.4 million to sales in the current period.

Sales for the Health Care Products division, which markets the Company’s OTC branded products, increased 10% to $2.9 million from $2.6 million for the three months ended January 31, 2010, due to sales increases across multiple product lines.

For the three months ended January 31, 2010, cost of sales increased to $16.3 million from $15.6 million, but decreased as a percentage of sales to 42% of net sales, from 53% of net sales, for the three months ended January 31, 2009.  The decrease as a percentage of sales is due to ECR’s branded products which have higher average gross margins. Also contributing to this trend were strong sales of Hydrocortisone with Acetic Acid otic solution.

Research and product development costs for the period ended January 31, 2010 decreased to $1.7 million from $1.8 million for the three month period ended January 31, 2009. The Company completed a clinical trial which had driven costs higher in the prior period, these costs were partially offset by an increase in complex projects in development, some of which will require clinical trials.

For the three month period ended January 31, 2010, selling, general and administrative expense was $12.0 million, an increase of $2.7 million from $9.3 million at January 31, 2009.  This increase was primarily the result of the ECR subsidiary and the amortization of intangibles of the ECR acquisition. Included in selling, general and administrative expense this period is a $2.1 million expense to buy-out the remainder of the royalty stream which was being paid to the Company’s partner on the Dorzolamide with Timolol ophthalmic solution.

Royalty income of $1.6 million included royalties from the products recently divested from Midlothian Laboratories. Additional royalties were received on sales of Brometane and Naprelan ® 500mg which the Company had previously divested.

Net income for the three month period increased 312% to $8.5 million as compared to $2.1 million in the prior period. This resulted in diluted earnings per share of $0.67 compared to $0.18 per share in the prior year.

David Seltzer, President and CEO, commented: “Our success this quarter is broad based. We continue to have success with our generic products such as Dorzolamide with Timolol ophthalmic solution, Hydrocortisone with Acetic Acid otic solution and other core products such as Sulfamethoxazole with Trimethoprim oral suspension and Promethazine with Codeine oral solution.  Additionally, ECR Pharmaceuticals had another strong quarter. This diversified base of success across multiple product lines and businesses demonstrates the Company’s ability to execute in multiple markets.”

Hi-Tech currently has fifteen products awaiting FDA approval, targeting brand and generic sales of over $600 million. In addition, Hi-Tech has twenty products in active development targeting brand sales of over $2 billion, including sterile ophthalmic products, oral solutions and suspensions and solid dosage forms.

Hi-Tech is a specialty pharmaceutical company developing, manufacturing and marketing generic and branded prescription and OTC products.  The Company specializes in difficult to manufacture liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products.  The Company’s Health Care Products Division is a leading developer and marketer of branded prescription and OTC products for the diabetes marketplace. Hi-Tech’s ECR Pharmaceuticals subsidiary markets branded prescription products.

Forward-looking statements (statements which are not historical facts) in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not promises or guarantees and investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to the impact of competitive products and pricing, product demand and market acceptance, new product development, the regulatory environment, including without limitation, reliance on key strategic alliances, availability of raw materials, fluctuations in operating results and other results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements are based on management's current expectations and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward looking statements which speak only as of the date made. Hi-Tech is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:
Hi-Tech Pharmacal Co., Inc.
William Peters, CFO
(631) 789-8228

	Three Months		Nine Months
	1/31/10	1/31/09	1/31/10	1/31/09
Net sales	$8,820,000	$29,420,000	$23,172,000	$70,336,000
Cost of goods sold	16,269,000	15,604,000	51,673,000	38,570,000

Gross profit	22,551,000	13,816,000	71,499,000	31,766,000

Selling, general, administrative expenses	11,983,000	9,261,000	34,845,000	22,659,000
Research & product development costs	1,718,000	1,790,000	5,184,000	5,479,000
Royalty income	(1,596,000)	(119,000)	(2,539,000)	(233,000)
Contract research (income)	(581,000)	(40,000)	(894,000)	(40,000)
Interest expense	9,000	12,000	24,000	29,000
Interest (income) and other	52,000	(548,000)	(1,233,000)	(4,234,000)

Total	$11,585,000	$10,356,000	$5,387,000	$23,660,000

Income (Loss) before income taxes	10,966,000	3,460,000	36,112,000	8,106,000
Provision (Benefit) for income taxes	2,426,000	1,389,000	11,500,000	3,411,000

Net income (loss)	$8,540,000	$2,071,000	$24,612,000	$4,695,000

Basic net earnings (loss) per common share	$0.70	$0.19	$2.10	$0.41
Diluted net earnings (loss) per common share	$0.67	$0.18	$2.01	$0.40

Weighted average shares outstanding:
Basic	12,179,000	11,180,000	11,732,000	11,328,000
Effect of potential common shares	521,000	330,000	533,000	432,000

Diluted	12,700,000	11,510,000	12,265,000	11,760,000